                CONSULTING  AGREEMENT

This Consulting Agreement is entered into between Pratt, Wylce & Lords, Ltd. a Nevada Corporation (PWL) and Trinity Works, Inc. (Client), (the "Agreement") with reference to the following facts.

Client has expressed a desire to enter into this Agreement with PWL for PWL to provide consulting services through which Client will become a publicly traded company (the "Services") PWL is in the business of providing such services and desires to enter into an Agreement with Client to provide such "Services". This Agreement is for the purpose of defining the services provided and the rights and responsibilities of both parties.

1.  SERVICES PROVIDED BY PWL

1. PWL agrees to prepare or cause to be prepared a suitable business plan for Client. This business plan will be prepared in a format acceptable to the securities industry and will be prepared from information provided by Client (optional)

2. PWL will recommend a structure for Client's entry into the public market. This structure will be approved by Client. The structure will include distribution to shareholders, creditors, and other parties and will include agreed upon capital formation requirements of Client.

3. PWL will prepare, through its securities counsel, a Private Placement Memorandum or other private bridge financing in the amount of a minimum of $300,000 and a maximum of $600,000. PWL will also use its contacts and sources on a best efforts basis to locate suitable licensed sources to assist in the completion of the PPM.

4. PWL will, if requested, provide or arrange to be provided, such accounting services as necessary to complete audits of Client's books in order to proceed with the preparation and filing of the registration. (Clients expense)

5. PWL will prepare and file, through its securities counsel, a Registration Statement on Form S1 with the Securities and Exchange Commission
(SEC). Securities to be registered in said registration include the stock issued to PWL, and other such stock as agreed upon by both parties.

6. Upon the effectiveness of the Registration Statement, PWL agrees to distribute to its shareholders up to 40% of the voting common shares it receives from Client as set forth herein.

7. PWL will prepare such packaging and promotional materials as PWL and Client deem necessary as outlined in Exhibit C. Client will approve all materials prior to completion.

8. PWL will prepare a form 15c2-11 and coordinate its distribution to the brokerage community at its own expense for the purpose of establishing a market for the stock and arrange a listing on the Over the Counter Market.

9. PWL agrees to use its expertise and business contacts to arrange for the establishment of a market for Client's stock once the Statement of Registration is effective and the stock distribution complete. "Market" is defined as a listing on the Over the Counter Market (either NASDAQ or
 Bulletin Board) with a minimum of 3 market makers quoting the stock.


10. PWL agrees to use its expertise and business contacts to arrange for the continued promotion of Client's stock. This promotion will be evidenced by the implementation of a financial relations program created by PWL and described in Exhibit C and paid for by Client according to the fees disclosed in this agreement.

11. PWL agrees to arrange for the inclusion of the Company in either
Moody's company listing services for the purpose of expanding the marketability of the stock. PWL will obtain the application for the Client and assist the Client in preparing the applications. PWL will pay the initial fees on behalf of the client.

12. PWL agrees to provide consulting services on as needed basis to Client for a period of 1 year from this Agreement at no additional cost to client and will make itself available to render advice to Client concerning but not limited to shareholder relations, market strategy, broker relations and additional capitalization and any other subjects as may fall under the services provided within this contract.

2.  RESPONSIBILITIES OF CLIENT

1. Client agrees to provide PWL such financial, business and other material and information about Client, its products, services, contracts, litigation, patents, trademarks and other such business matters which PWL may request and which PWL considers to be important and material information for the completion of this contract.

2. Client agrees to provide PWL or its attorneys and accountants all material requested in order to prepare a registration document. These materials include but are not limited to articles of incorporation and all amendments thereto, by laws of the corporation, its minutes and resolutions of all shareholders and board of directors meetings, a copy of the share register showing the names, addresses and social security number of shareholders and the dates of issuance and the numbers of shares owned by each resume for each officer and director of the corporation and audited financial statements providing balance sheets for the two previous years and Statement of Operations for the three previous years.

3. Client agrees to provide PWL with monthly financial statements Balance Sheets and Profit and Loss statements utilizing "GAP" accounting until the effective date of the registration and the Client also agrees to notify PWL of any changes in the status or nature of its business, any litigation, or any other developments that may require further disclosure in the registration or other documents.

3.  CASH COMPENSATION

PWL will receive a total fee equal to $95,000 for the above services rendered which includes any and all expenses by PWL in accordance with this Agreement,:

Development of corporate and capitalization structure, preparation of registrations including all attorneys fees, preparation of 15c211,
establishment of initial markets. (items 2,5,8,9)      $95,000

Packaging of Corporation & Stock Promotion (item 7 & 10) basic
  $negotiable

Registration with Moody's (item 11)   $included

Provide Consulting Services for 12 months  $included

Cash fees to PWL are to be paid $75,000 upon the funding of the minimum amount of the Private Placement as indicated in item 1.3 and the balance upon closing the Private Placement.

4.  ADDITIONAL CONSIDERATION

In addition to the above cash consideration, PWL will receive from Client 348,000 shares of common stock in Client (the Stock). Said amount of stock is based upon the structure as indicated in Exhibit B.

Stock will be paid to PWL the execution of this agreement.

5.  REPRESENTATIONS BY PWL

1.  PWL represents warrants and convenants the following:

2. PWL is a corporation duly organized and existing under the laws of Nevada and is in good standing with the jurisdiction of its incorporation.

3. PWL will disclose to Client all material facts and circumstances which may affect its ability to perform its undertaking herein.

4. PWL will cooperate in a prompt and professional manner with Client, its attorneys, accounts and agents in the performance of this Agreement.

6.  REPRESENTATIONS OF CLIENT

1.  Client represents warrants and covenants the following:

2. Corporation will cooperate fully with PWL in executing the responsibilities required under this contract so that PWL may fulfill its responsibilities in a timely manner.

3. Client will not circumvent this Agreement either directly or indirectly nor will it interfere with, impair, delay or cause PWL to perform work not described in this Agreement.

4. Client and each of its subsidiaries is a corporation duly organized and existing under the laws of its state of incorporation and is in good standing with the jurisdiction of its incorporation in each state where it is required to be qualified to do business.

5. Client's articles of incorporation and bylaws delivered pursuant to this Agreement are true and complete copies of same and have been duly adopted.

6. Client will cooperate in a prompt and professional manner with PWL, its attorneys, accountants and agents during the performance of the obligations due under this Agreement.

7. Client represents that no person has acted as a finder or investment advisor in connection with the transactions contemplated in this letter other than those listed on Exhibit A, and Client will indemnify PWL with respect to any claim for a finders fee in connection with this Agreement. Client represents that no officer, director or stockholder of the company is a member of the NASD, and employee or associated member of the NASD, or an employee or associated person or member of the NASD. Client represents that is separately has disclosed to PWL all potential conflicts of interest involving officers, directors, principal stockholders and/or employees.

7.  CONFIDENTIALITY

PWL agrees that all information received from Client shall be treated as confidential information and PWL shall not share such information with any other person or entity, except the SEC, attorneys and accountants, without the express written consent of Client, unless such disclosure will not cause damages to Client.

Client agrees not to divulge each and any named source (lending, institutions, investors, individuals, Brokers, etc.) which have been introduced by PWL for a period of one year from the execution of this Agreement. Furthermore, Client agrees not to circumvent, either directly or indirectly, the relationship that each PWL has with said sources.

8.  NOTICES

Any notices from either party to the other shall be deemed received on the date such notice is personally delivered. Any notice sent by fax transmission shall be deemed received by the other party on the day it has been transmitted. Any notice sent by mail by either party to the other shall be deemed received on the third business day after is has been deposited at a United States Post Office. For purposes of delivering or sending notice to the parties to this Agreement such notices shall be delivered or sent as follows:

If notice is delivered to PWL:    If notice is to be
                                  delivered to Client:

Pratt, Wylce & Lords, Ltd.        Trinity Works, Inc.
804 Colorado Blvd.                1931 East Ben White Blvd
PO Box 1427                       Suite 900
Idaho Springs, CO 80452           Austin, TX 78741
Telephone # 303-567-0839           Phone # 512-440-7852
Fax # 303-567-0841                 Fax # 512-440-7143


9.  ENTIRE AGREEMENT

Neither party has made any representations to the other which are not specifically set forth in this Agreement. There are no oral other agreements between the parties which have been entered into prior or contemporaneously with the formation of this Agreement. All oral promises, agreements, representations, statements and warranties hereinafter asserted by one party against the other shall be deemed to have been waived by such party asserting that they were made and this Agreement shall supersede all prior negotiations, statements representations, warranties and agreements made or entered into between the parties to this Agreement.

10.  NO ASSIGNMENT

Neither party may assign any benefit due or delegate performance under this Agreement without the express written consent of the other party except as noted herein: Jody M Walker atty.-at-Law shall contract with the Client and shall be paid by PWL for the preparation and filing of the S1 registration.

11.  GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. It shall also be construed as if the parties participated equally in its negotiation and drafting. The Agreement shall not be construed against one party over another party.

12.  ATTORNEYS FEES

In any action concerning the enforcement, breach, or interpretation of this Agreement, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys fees from the other party, in addition to any other relief granted by the court.

13.  WAIVER

The waiver of any provision of this Agreement by either party shall not be deemed to be a continuing waiver of any other provision of this Agreement by either party.

14.  SEVERABILITY

If any provision of this Agreement or any subsequent modifications hereof are found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall continue to remain in full force and effect.

15.  AUTHORITY TO ENTER INTO AGREEMENT

The individuals signing this Agreement below represent to each other that they have the authority to bind their respective corporations to the terms and conditions of this Agreement. The individuals shall not, however have personal liability by executing this officers of the Client and PWL respectively.

Dated this 25th of October, 1995   Dated this 25th of
                                   October, 1995
Pratt, Wylce, & Lords, Ltd.        Trinity Works, Inc.

by                                 by
President                          President

                     EXHIBIT A

The following individuals will be compensated by Pratt, Wylce, & Lords, Ltd. in the amounts shown:

Clinton Clark                  $17,500
Alan Filson                    $20,000
Alan Filson                     25,000 Shares

The following individuals will be compensated by Trinity Works, Inc. in the amounts shown.

Clinton Clark                    87,000 Shares

The above compensation is the total compensation to the above named parties unless disclosed in writing.

  EXHIBIT B

Trinity Works, Inc. and PWL will mutually agree upon the following reorganization plan Alternate reorganization structures may also be chosen with the approval of both parties.

Trinity Works, Inc. will reorganize its corporate structure as follows:

Trinity Works, Inc. will authorize the issuance of 50,000,000 of common stock and adjust the total issued and outstanding to provide current shareholders with 1,615,000 shares. The Board of Directors will then approve the following:

The issuance of 348,000 shares of common stock to Pratt, Wylce & Lords, Ltd. and 87,000 common shares to Clinton Clark as compensation pursuant to this agreement.

The distribution of 100,000 A Common stock purchase Warrants exercisable at $4.00, 100,000 B Common stock purchase Warrants exercisable at $6.00 and 25,000 Class C common stock purchase warrants exercisable at $10.00. The warrants will be distributed pro rata to shareholders of record following the issuance of the 1,615,000 shares as previously mentioned.

The authorization and issuance of 400,000 shares of common stock subject to a Private Placement Memorandum. Said shares shall be sold at a rate of $1.50 per share.

                     EXHIBIT C

CORPORATE PACKAGE

- -     1-2 sided, 2 color Corporate Profile (5000 reprints)
- -     1-11 x 14 bi-fold full color Corporate Profile with 2-
      1/4 page pictures. (3000 reprints)

- -     Full Color Glossy pocket folder (1000 reprints)

- -     5 Minute Corporate Video

- -     Card Deck mailing to 100,000 US investors plus 50,000
      US brokers

- -     Utilization of a publicist provided by PWL from the
      effective date of the registration to the end of the contract.

Financial relations and promotions will be implemented by Pratt, Wylce &
 Lords, Ltd.'s. Financial Relations Manager.

NOTE: Additional financial relations may be required in order to complete capitalization. If so, additional financial relations work may be required.
 This work will include but may not be limited to the following:

Press Releases strategically placed in Investors Business Daily
Full page Corporate profiles in Financial World or other similar publications.
Additional mass distribution, direct response mailings by a "stock deck" or other similar instrument.
Other lead generation, financial relations packages as agreed upon by Client and PWL.

Approximate cost    Approximately 5% of the exercise price of the Warrants
to be exercised.

All financial relations and broker relations work will be done with the approval of PWL and Client.